As filed with the Securities and Exchange Commission on March 1, 2005
                                                                                                                                         Registration No. 333-
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

PFIZER INC.
(Exact name of Registrant as specified in its charter)

Delaware		13-5315170
(State or other Jurisdiction of Incorporation)		(I.R.S. Employer Identification No.)

235 East 42nd Street New York, NY 10017 (212) 573-2323 (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

MARGARET M. FORAN, ESQ.
Vice President - Corporate Governance
and Secretary
235 East 42nd Street
New York, NY 10017
(212) 573-2323

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. X

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box._

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. _

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. _

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. _

CALCULATION OF REGISTRATION FEE
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TITLE OF               AMOUNT TO BE        PROPOSED MAXIMUM     PROPOSED MAXIMUM      AMOUNT OF
SECURITIES TO    REGISTERED(1)     OFFERING PRICE PER              AGGREGATE                  REGISTRATION
BE REGISTERED                                             SHARE(2)                        OFFERING PRICE(2)             FEE(2)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock,       10,000,000 shares.                $29.98                      $299,800,000.00                    $35,286.46
$.05 par value
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1 This Registration Statement shall also cover any additional shares of Common Stock that become available under Pfizer's Shareholder Investment Program by reason of any stock dividend, stock split or other similar transaction.
2 Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933. The proposed maximum offering price per share is based upon the average of the high and low prices of Pfizer Inc. Common Stock for New York Stock Exchange Composite Transactions, as reported in The Wall Street Journal on February 24, 2005.
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[PFIZER LOGO]
Pfizer Inc.

Prospectus

Shareholder Investment Program

Please read this prospectus carefully and keep it for future reference. If you have any questions about the Pfizer Inc. Shareholder Investment Program, please call a shareholder representative at 1-800-PFE-9393.
This prospectus is not an offer to sell securities and it is not soliciting an offer to buy securities in any state or country where the offer or sale is not permitted.
This document supersedes all prior prospectus supplements.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR
ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is March 1, 2005.

Pfizer Shareholder Investment Program

This prospectus describes the Pfizer Inc. Shareholder Investment Program (the "Program"). Pfizer has appointed EquiServe Trust Company, N.A. as Program Administrator with EquiServe, Inc. to act as Service Agent (collectively "Administrator").

The Pfizer Shareholder Investment Program includes a direct purchase feature. It allows you to enroll in the Program by making an initial investment in Pfizer stock of at least $500. You may invest up to $120,000 in any calendar year.

Participants pay no fees for direct purchase, dividend reinvestment or additional optional purchases. The Program, however, requires participants to pay a maximum $15 fee plus a per share brokerage commission for each sale of Pfizer stock that they request. The fee and brokerage commission may be waived from time to time and will be paid by Pfizer at Pfizer's sole discretion to encourage participation.

The Program is intended to promote long-term ownership in Pfizer by offering

o A simple and expense-free way for non-shareholders to purchase their first shares of Pfizer stock
o The opportunity to purchase additional shares as often as once a week
o The ease of automatic monthly bank debits for continuous growth of your Pfizer portfolio
o The choice of full or partial dividend reinvestment

You may contact the Administrator at 1-800-PFE-9393, or through the EquiServe web site: www.equiserve.com.

About This Prospectus

This document is called a prospectus and is part of a registration statement that we filed with the SEC relating to the shares of our Common Stock offered. This prospectus does not include all of the information in the registration statement. The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about Pfizer Inc., the Program, and the securities offered. The registration statement can be read at the SEC web site or at the SEC office mentioned under the heading "Where You Can Find More Information."

When acquiring any securities discussed in this prospectus, you should rely only on the information provided in this prospectus, including the information incorporated by reference. We have not authorized anyone to provide you with different information. We are not offering the securities in any state or jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any document incorporated by reference is accurate and complete as of any date other than the date on the front cover page of those documents.

Unless otherwise mentioned or unless the context requires otherwise, (i) all references in this prospectus to "we," "us," "our" or similar references mean Pfizer Inc. and its subsidiaries, and (ii) all references in this prospectus to "stock," "our stock," "Pfizer stock," "your stock," "shares," or "Pfizer shares" refer to our Common Stock.

Where You Can Find More Information

We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at www.sec.gov. You may also read and copy any reports, statements or other information that we file at the SEC's Public Reference Room at 450 Fifth Street, N. W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the Public Reference Room. You can also find information about us by visiting our web site at www.pfizer.com.

The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until the Program is terminated:

o  Annual Report on Form 10-K for the year ended December 31, 2004;

o All other reports subsequently filed under Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year ended December 31, 2004.

o A description of Pfizer Common Stock as set forth in Pfizer's registration statement filed under the Securities and Exchange Act of 1934 , including all amendments and reports updating the description.

You may request a copy of these filings (other than exhibits to such documents, unless the exhibits are specifically incorporated by reference in such documents) at no cost to you by calling Pfizer's toll-free literature request number: 1-800-PFE- 4717, or writing to: Shareholder Services Department, Pfizer Inc., 235 East 42nd Street, New York, NY 10017.

The Company

We are a research-based global pharmaceutical company. We discover, develop, manufacture and market leading prescription medicines for humans and animals as well as many of the world's best-known consumer healthcare products.

We operate in three business segments:

o Human Health, which includes prescription pharmaceuticals for treating cardiovascular and metabolic diseases, central nervous system disorders, arthritis and pain, infectious and respiratory diseases,    urogenital conditions, cancer, eye disease, endocrine disorders and allergies;

o Consumer Healthcare, which includes many of the world's best known, over-the-counter medications for oral care, upper respiratory health, tobacco dependence, gastrointestinal health, skin care, eye care     and hair growth; and

o Animal Health, which includes products for the prevention and treatment of diseases in livestock and companion animals.

Our principal executive offices are located at 235 East 42nd Street, New York, NY 10017 and our general telephone number is (212) 573-2323.

Summary of the Program

Enrollment/Direct Purchase

If you do not yet own any shares of Pfizer stock, you may enroll in the Program by direct purchase by completing the attached authorization form and returning it to the Administrator with a check for $500 or more up to a maximum of $120,000 in U.S. dollars. These funds will constitute your initial investment in the Program. There is no separate enrollment fee.

If you own Pfizer stock in your own name you may enroll in the Program by completing the attached authorization form and returning it by mail to the Administrator in the envelope provided. Or address your completed authorization form to

Pfizer Inc.
c/o EquiServe Trust Company, N.A.
P.O. Box 43081
Providence, RI 02940-3081

If you own Pfizer stock through a bank nominee or broker in "street name" you may enroll in the Program by giving instructions to have at least one of your shares transferred into your name in book-entry form. Simply instruct your bank, broker or trustee to re-register your shares through the Direct Registration System and specify book-entry registration. You may then complete the attached authorization form and return it to the Administrator.

Investment in Pfizer Stock

Dividend Reinvestment

You may elect to reinvest the cash dividends on either all or a portion of your Pfizer shares. Your cash dividends will go toward the purchase of additional shares of Pfizer stock without paying any fees. Pfizer pays dividends on both whole and fractional shares in the Program and will credit your account with the whole and fractional shares that are purchased with your dividends. Dividends are reinvested on the dividend payment date.

For a particular dividend to be reinvested, your authorization form must be received by the Administrator on or before the record date for that dividend. The record date normally will be about four to six weeks prior to the payment date. (For example, if the record date for a dividend to be paid on June 12 is May 9, your enrollment form must be received on or before May 9 in order for the June 12 dividend payment to be reinvested.)

Dividends will be reinvested on all shares of Pfizer stock that are not designated for payment of cash dividends directly to you.

Optional Cash Investments

After you are enrolled in the Program, you may buy additional shares of Pfizer stock as often as weekly by mailing a check to the Administrator in an amount of at least $50 in U.S. Dollars. You may combine optional cash investments with automatic monthly bank debits as long as your total investment in any one calendar year does not exceed $120,000. You pay no fees for these investments. Mail your investment to the address specified on your Program account statement. Interest will not be paid on amounts held pending investment.

Checks

Checks for optional cash investments or direct purchase should be made payable to "EquiServe - Pfizer Inc."

Automatic Monthly Bank Debits

You may also purchase Pfizer stock by authorizing automatic monthly debits from your account at a U.S. Bank or financial institution. Amounts must be at least $50 per month. You may combine automatic monthly bank debits with optional cash investments as long as your total investment in any one calendar year does not exceed $120,000.

Funds will be debited from your account on or about the 15th day of each month and generally will be invested on Thursday of the week following the debit. Please complete Section "D" of the enclosed authorization form, and allow four to six weeks for the first automatic monthly debit to be initiated.

You must notify the Administrator by telephone, in writing or via the Internet at their web site www.equiserve.com to change or terminate the automatic debit. Please allow about two weeks from the date the Administrator receives your instructions for a change or cancellation to take effect.

Direct Purchase

If you elect to enroll in the Program through a direct purchase, that initial investment must be made by check.

The Convenience of a "Book-Entry" Account

All shares purchased through the Program will be held for you in a book-entry account. Just like any certificated shares registered in your name, your book-entry shares are yours alone. You are the owner and enjoy the same shareholder benefits as you would with certificated shares. Certificates will not be issued unless you request them.

As a participant, you also have the option of depositing your Pfizer stock certificates for safekeeping in your account. This feature of the Program is available for all of your shares, whether they are designated for payment of cash dividends to you or for dividend reinvestment.

To use the safekeeping feature, send your certificates to the Administrator with written instructions to deposit them in your account as book-entry shares. Do not endorse the certificates or complete the assignment section. We recommend that you send your certificates by registered mail, return receipt requested, or some other form of traceable mail, and insure them for 3% of the market value of the stock or a minimum of $20.

You may, at any time, also request a certificate for some or all of your Program shares or have your shares transferred to your brokerage account through the Direct Registration System.

Sales of Program Stock

At your request by telephone, through the Internet or in writing, the Administrator will sell all or part of the shares of Pfizer stock held in your book-entry Program account. Sales usually take place on a daily basis, generally on the day that your sale request is received by the Administrator or on the next business day. The Administrator will mail you a check for the net proceeds of the sale, less a fee of $15 and brokerage commissions if applicable. (See the "Fees" and "Pricing of Pfizer Shares" sections of this prospectus.) The Administrator cannot, however, accept instructions to sell your shares on a specific day or at a specific price.

You may, of course, also choose to sell your shares yourself. Simply ask your broker to request that the Administrator transfer your book-entry shares to your brokerage account, or you may request that the Administrator issue a certificate for any number of book-entry shares in your account.

Please note that if your total holdings in the Program fall below one share, the Administrator will liquidate the fractional share, remit the proceeds to you, and close your Program account.

Pricing of Pfizer Shares

The price of Pfizer shares purchased or sold under the Program will be calculated differently depending upon whether the transactions are executed directly with Pfizer, on the open market, or in negotiated transactions.

o The price of shares purchased from Pfizer will be the average of the high and the low sale prices of Pfizer Common Stock (as published in the Wall Street Journal reports of the New York Stock Exchange Composite Transactions) on the date of the purchase, or if the New York Stock Exchange is closed on that date, on the next day that the New York Stock Exchange is open.

o The price of shares purchased or sold on the open market or in negotiated transactions will be the weighted average price per share of all shares of Common Stock purchased or sold for the Program on the date of the purchase or sale.

Tracking Your Investments

The Administrator will send you a transaction advice reflecting each cash transaction you make.

You will also receive quarterly statements reflecting your year-to-date account balance and all transactions including reinvestment of dividends. You may request a duplicate statement at any time by contacting the Administrator.

Source of Pfizer Shares

Pfizer shares needed to meet the requirements of the Program will either be purchased on the open market or in negotiated transactions, or issued directly by Pfizer from authorized but unissued shares or treasury shares.

Timing of Cash Purchases

Pfizer shares will be purchased by the Administrator with initial or optional cash investments generally on Thursday of each week. If the markets for trading stock are closed on a Thursday, then purchases generally will be made on the next business day. Cash investments received on Wednesday will generally be invested on Thursday or the next later business day.

Neither the Administrator nor participants in the Program will control the timing or pricing of shares purchased. Participants will bear any risk associated with fluctuations in the market price of Pfizer stock while investment funds are held pending investment. In addition, no interest on initial or optional cash investments will be paid.

Requesting Stock Certificates

You may request stock certificates for the whole shares in your book-entry account at any time. Simply contact the Administrator with your request and they will mail you a stock certificate for the requested number of whole shares.

Certificates will be issued in the name(s) in which the account is registered, unless you instruct the Administrator otherwise. If the certificate is to be issued in a name other than your Program account registration, your signature must be guaranteed by a bank or broker participating in the Medallion Guarantee program. Detailed transfer instructions can be obtained by calling the Administrator at 1-800-PFE-9393.

Fees

Pfizer will pay all fees and expenses relating to:

o Establishing your Program account

o Purchasing shares of Pfizer stock with your dividends and initial or optional cash investments

o Issuing stock certificates for the shares held in your book-entry Program account

Participants will be charged the following fees:

o Sales: A maximum service charge of $15 plus a "per share" brokerage commission will be debited from your account for each sale you request. This fee and brokerage commission may be waived from time to time and will be paid by Pfizer at Pfizer's sole discretion to encourage participation.

o Dishonored Investments: Your account will be debited a fee for any optional cash investment that is rejected due to insufficient funds.

Any charges imposed by your bank in connection with automatic withdrawals from your bank account are your responsibility.

Stock Splits, Stock Dividends and Other Distributions

Your account will be adjusted in book-entry form to reflect the distribution of any Pfizer Common Stock paid as a stock dividend, stock split or similar transaction.

Tax Responsibilities

All dividends reinvested through the Program are taxable to you in the year they are paid. In addition, the Internal Revenue Service may require that the brokerage commissions incurred in the purchase of shares which may be paid by Pfizer on your behalf (in the event that Pfizer chooses to do so), be treated as dividend income to you, and that such amounts paid for brokerage commissions can be included in your cost basis of shares purchased. Shortly after the close of each year you will receive a Form 1099 reflecting the payment of these funds to you. The Administrator is not authorized to withhold income taxes at your request on your behalf.

Participants who are citizens or residents of a country other than the United States or its territories and possessions should make certain that their participation in the Program does not violate local laws governing such matters as taxes, currency, stock registration, and foreign investment. Pfizer makes no tax representations in connection with this prospectus and suggests that you consult with your tax advisors concerning such tax matters.

Please retain your account statements to establish the cost basis of shares purchased under the Program for income tax and other purposes.

Terminating Your Program Account

You may terminate your participation in the Program by written, telephonic or Internet request to the Administrator. Your termination request generally will be processed on the day that it is received by the Administrator or on the next business day.

Upon termination, the Administrator will continue to hold your shares in book-entry form unless you either request a stock certificate, or ask your broker to request that your shares be transferred electronically to your brokerage account through the Direct Registration System.

When terminating your account, you may also request that all or part of the Pfizer shares in your account be sold. Please refer to the section of this prospectus entitled "Sales of Program Stock." Shares sold in connection with terminating your Program account (including any fractional share) will be priced as discussed above in the section called "Pricing of Pfizer Shares."

Dividends payable on shares of Pfizer stock that are held by you after terminating your Program account will not be reinvested, but will be sent directly to you.

Change of Name or Address

Please notify the Administrator immediately of any change in your name or address.

Shareholder Rights and Privileges

As a Program participant, you enjoy all the rights and privileges associated with Pfizer stock ownership. You will receive all shareholder communications, including annual reports and proxy statements. You will be given the opportunity to vote your Program shares. However, fractional shares cannot be voted.

Responsibilities of Pfizer and the Administrator

Pfizer cannot assure you a profit or protect you against a loss on the shares you purchase under the Program.

Neither Pfizer nor the Administrator will be liable for any act done in good faith, or as required by applicable laws, or for any good faith omission to act. This includes, without limitation, any claims of liability:

o for the prices at which stock purchases or sales are made as reflected in your Program account, or the dates of the purchases or sales of your Program shares; or

o for any fluctuation in the market value of your Pfizer shares after they are purchased or sold; or

o for failure to terminate your account upon your death prior to receiving written notice of such death.

Dividends

The payment of dividends is at the discretion of Pfizer's Board of Directors. The Board may change the amount and timing of dividends at any time without notice.

Changes to the Program

Pfizer reserves the right to suspend, modify or terminate the Program or your interest in the Program at any time. You will receive notice of any such suspension, modification or termination. Pfizer also reserves the right to change any administrative procedures of the Program. If the Program or your interest in the Program is terminated, the Administrator will continue to hold your shares of Pfizer stock in book-entry form unless you request that the Administrator issue a stock certificate or you ask your broker to request that the Administrator transfer the shares to your brokerage account.

Foreign Participation

If you live outside of the United States, you should determine if there are any laws or governmental regulations that would prohibit your participation in the Program. Pfizer reserves the right to terminate participation of any shareholder if it deems it advisable under any foreign laws or regulations.

For Further Information

For information about the Program, please contact the Administrator as follows:

Telephone

1-800-PFE-9393

Customer service representatives are available each business day from 9:00 a.m. to 5:00 p.m. Eastern Time.

An automated voice response system is also available 24 hours a day, seven days a week.

Telecommunications Device for the hearing impaired:1-800-952-9245.

Internet/e-mail

EquiServe web site: www.equiserve.com
EquiServe e-mail address: equiserve@equiserve.com

Authorization forms and correspondence

Pfizer Inc.
c/o EquiServe Trust Company, N.A.
P. O. Box 43081
Providence, RI 02940-3081

Optional cash investments

Pfizer Inc.
c/o EquiServe Trust Company, N.A.
P. O. Box 13531
Newark, NJ 07188-0001

Terms and Conditions for Participation in the
Pfizer Inc. Shareholder Investment Program

Definition of Terms

1. For purposes of the Program, the following capitalized terms have the meanings indicated below:

Administrator

Administrator is a collective term referring to EquiServe Trust Company, N.A. as the Plan Administrator with EquiServe, Inc. as the Service Agent. The Administrator will purchase, hold and sell shares of stock for the Program Participants, keep records, send statements, and perform other duties as required by the terms of the Program.

Board of Directors

The Board of Directors is the board of directors of Pfizer Inc.

Book-Entry

Book-Entry means a record of the shares of Common Stock (and any fractional share) that are owned by a Participant and recorded on Pfizer's books in the form of an electronic entry.

Common Stock

Common Stock means Pfizer Inc. Common Stock, par value $.05 per share.

Direct Purchase

This means the purchase of initial shares of Common Stock under the Program by a person that is not already a Shareholder of Record.

Dividend Payment Date

This is the date on which dividends are paid on all shares of Common Stock owned by the Participant on the Dividend Record Date. This date is fixed by the Board of Directors.

Dividend Record Date

This is the date on which Pfizer's books show that a shareholder owns Common Stock, thereby making the shareholder eligible to receive a declared dividend. This date is fixed by the Board of Directors.

Investment Dates

Dividends are reinvested on the Dividend Payment Date. The Investment Dates for Direct Purchase and optional cash investments are the Thursdays of each week of the year, or if the New York Stock Exchange is closed on a Thursday, then the Investment Date will be the next business day. The Investment Dates are the only days of the week on which investments in the Program take place.

Participant

This is a person who becomes a member of the Program.

Pfizer

Pfizer is Pfizer Inc., a Delaware corporation.

Program

The Program is the Pfizer Inc. Shareholder Investment Program.

Program Account

The Program Account means, as applicable to each Participant: (a) shares of Common Stock (and any fractional share) purchased under the Program with dividends and cash deposits, and any shares of Common Stock which are owned by a Participant and which are recorded in Book-Entry form that are not designated for payment of cash dividends directly to the Participant, and (b) shares of Common Stock that are held in certificate form directly by a Participant that are not designated for payment of cash dividends directly to the Participant. No actual stock certificates are held in a Program Account.

Program Shares

Program Shares are the shares of Common Stock (and any fractional share) held in a Participant's Program Account. These include shares of Common Stock purchased under the Program with dividends and cash deposits and any shares of Common Stock not designated for payment of cash dividends directly to the Participant, whether or not such shares are deposited by a Participant into a Program Account in Book-Entry form.

Sale Dates

The Sale Dates are the dates on which sales of Common Stock under the Program take place. A Sale Date is generally the date on which the Administrator receives a sale request from a Program Participant or the first business day thereafter.

Shareholder of Record

This is the individual, joint owner or legal entity (such as a trust) who holds Common Stock registered with Pfizer in his, her, their or its own name. Shares of Common Stock held through a broker may not be included in the Program.

2. The Administrator will invest, on the relevant Investment Dates, dividends on the Program Shares. The Administrator will also invest on the relevant Investment Dates, any cash deposited by the Participants (at least $500 as an initial Direct Purchase, or at least $50 thereafter, subject to a maximum of $120,000 in any calendar year) in additional Program Shares. The shares purchased under the Program by the Administrator may be purchased either from Pfizer or on the open market or in negotiated transactions.

3. The price of shares of Common Stock purchased from Pfizer will be the average of the high and the low sales prices of Common Stock on the relevant Investment Dates (as published in the Wall Street Journal reports of the New York Stock Exchange Composite Transactions). Such purchases may also be made on the open market on any securities exchange where such shares are traded or in negotiated transactions. The price of shares purchased or sold on the open market or in negotiated transactions will be the weighted average price per share of all shares of Common Stock purchased or sold for the Program on the date of the purchase or sale. In making purchases for a Participant's Program Account, the Administrator will commingle the Participant's funds with those of other Participants in the Program. The Administrator may hold the shares of Common Stock of all Participants together in its name or in the name of its nominee. Neither the Administrator nor Pfizer will have responsibility as to the value of the shares of Common Stock acquired for any Participant's Program Account.

It is understood that government regulations may require the temporary curtailment or suspension of purchases of shares of Common Stock under the Program. Neither the Administrator nor Pfizer shall be accountable for its inability to make purchases at such times. If such curtailment or suspension continues for a period of longer than 30 days for dividend funds, or 35 days for direct purchase and optional cash investment funds, the Administrator will promptly mail to the Participant a check payable to the order of the Participant in the amount of any unapplied funds in the Participant's Program Account.

4. A person who is not a Participant may, at his or her option, send the Administrator a check payable to "EquiServe - Pfizer Inc." in an amount of at least $500, subject to a maximum of $120,000 in any calendar year, for the purpose of investing the funds in initial shares of Common Stock. This initial Direct Purchase must be accompanied by a completed and signed authorization form that permits the Administrator to establish a Program Account in the new Participant's name. Initial Direct Purchase funds received by the Administrator by Wednesday generally will be invested on the next weekly Investment Date.

5. The Participant, at his or her option, may send the Administrator a check payable to "EquiServe - Pfizer Inc." in any amount of a least $50, subject to a maximum of $120,000 in any calendar year, for the purpose of investing the funds in shares of Common Stock. The cash deposit may be accompanied by either the cash deposit form that is supplied by the Administrator on a Program Account statement or other written instructions. Optional cash investments received by the Administrator by Wednesday generally will be invested on the next weekly Investment Date.

6. Participants who wish to make regular monthly investments may authorize the Administrator to make automatic monthly withdrawals from the Participant's account at a U.S. Bank or financial institution. Funds will be deducted from the Participant's account on or about the 15th day of each month and invested on the next applicable Investment Date. The Participant must notify the Administrator by telephone, in writing or via the Internet to change or terminate any automatic withdrawal authorization.

7. At the telephone, Internet or written request of the Participant, any number of shares of Common Stock held in Book-Entry form in the Participant's Program Account will be sold by the Administrator on the next applicable Sale Date. The pricing structure for shares of Common Stock sold under the Program is the same as that outlined for sales of stock in Item 3 above. Item 10 below describes the fees that must be paid in association with sales of stock under the Program.

8. The Administrator will confirm purchases and sales of shares of Common Stock as soon as practicable after the purchases and sales are completed by sending the Participant a transaction advice. Quarterly statements of transactions and share balances will also be sent to the Participant. No stock certificates will be issued to a Participant in connection with stock purchases for a Program Account unless the Participant requests such a certificate.

9. The Participant, at his or her option, may deposit into his or her Program Account certificates for shares of Common Stock registered in the Participant's name on the books of Pfizer. Shares deposited into a Program Account will be recorded in Book-Entry form.

10. Most expenses associated with the Program will be paid by Pfizer, other than any tax obligations of the Participant or any charges imposed by the Participant's bank for automatic withdrawals from the Participant's bank account. Participants will be responsible for an insufficient funds fee for each check, automatic withdrawal from the Participant's bank account or other optional cash investment that is rejected due to insufficient funds. By enrolling or continuing to participate in the Program, the Participant authorizes the Administrator to deduct this charge from the Participant's Program Account.

Participants will pay a maximum fee of $15 plus a per share broker's fee for each request to sell a share or shares of Common Stock held in a Participant's Program Account. These charges will be deducted from the net proceeds of the applicable sale. The fee and per-share brokerage commission may be waived from time to time and will be paid by Pfizer at Pfizer's sole discretion.

11. All whole shares of Common Stock owned by the Participant under the Program will be voted in accordance with the proxy instructions of the Participant.

12. Participation in the Program may be terminated by a Participant at any time in writing, by telephone or through the Internet. To terminate an account, the Participant or his or her broker must contact the Administrator, indicating the Participant's wish to terminate participation in the Program and identifying the account that is to be terminated.

Upon termination, the Administrator will continue to hold the Participant's shares in Book-Entry form unless the Participant requests that all or a portion of the shares be sold, or requests issuance of a stock certificate for all or a portion of the shares, or asks his or her broker to request that all or a portion of the shares be transferred to the Participant's brokerage account.

If a Participant requests that all or a portion of his or her Book-Entry shares be sold, the Administrator will sell the shares and send the Participant a check for the proceeds of the sale of the whole and fractional shares of Common Stock held in Book-Entry form, less applicable fees and brokerage commissions.

If a Participant requests issuance of a stock certificate for all or a portion of his or her Book-Entry shares, the Administrator will issue a stock certificate in the name(s) in which the Program Account is registered, unless otherwise instructed by the Participant. If a Participant requests that a stock certificate be issued in a name other than the name(s) in which the Program Account is registered, the Participant's signature on the instructions or stock power must be guaranteed by a financial institution participating in the Medallion Guarantee program.

The price of shares of Common Stock sold under the Program to terminate an account are subject to the same pricing structure as outlined for purchases of stock in Item 3 above. In addition, the fees applicable to sales as outlined in Item 10 above are also applicable to sales that occur in connection with the termination of a Program Account.

Terminations are effected daily. A request for termination generally will be effected on the date received by the Administrator or on the first business day thereafter.

13. Pfizer reserves the right to suspend, modify or terminate the Program or a Participant's interest in the Program at any time upon written notice of such suspension, modification or termination. If the Program or a Participant's interest in the Program is terminated, the whole and fractional shares of Common Stock held in each affected Program Account will continue to be held in Book-Entry form unless the Participant requests a stock certificate.

14. All Common Stock distributed as a result of a stock dividend or a stock split on shares designated for dividend reinvestment will be credited to the Participant's Program Account in Book-Entry form, and will be subject to future reinvestment of dividends. All Common Stock distributed as a result of a stock dividend or a stock split on shares designated for cash dividends will also be credited to the Participant's Program Account, and the designation for payment of cash dividends will apply to such shares. The Participant will have the opportunity to exercise any rights issued with respect to shares of Common Stock held in the Participant's Program Account.

15. Neither the Administrator nor Pfizer will be liable for any act done in good faith, or as required by applicable laws, or for any good faith omission to act, including, without limitation, any claims of liability (a) arising out of any such act or omission to act that occurs prior to or in connection with the termination of participation pursuant to Item 12 above, (b) with respect to the prices at which shares of Common Stock are purchased or sold for any Participant's Program Account and the times at which such purchases or sales are made or with respect to any fluctuation in the market value after the purchase or sale of shares held in Book-Entry form, and (c) arising out of any failure to terminate a Participant's Program Account upon the Participant's death prior to receipt of notice in writing of such death.

16. Any notice, instruction, request or election which by any provision of the Program is required or permitted to be given or made by the Participant to the Administrator shall be addressed as follows:

If in writing, to:
Pfizer Inc.
c/o EquiServe Trust Company, N.A.
P. O. Box 43081
Providence, RI 02940-3081

If by Internet or e-mail, to:
www.equiserve.com
equiserve@equiserve.com

or such other address as Pfizer or the Administrator shall furnish to the Participant, and shall be deemed to be sufficient notice when received by the Administrator.

17. Any notice or certificate which by any provision of the Program is required to be given by Pfizer or the Administrator to the Participant shall be in writing and shall be deemed to have been sufficiently given for all purposes by being deposited postage prepaid in a post office letter box addressed to the Participant at his or her address as it last appeared on the Administrator's records.

18. The "Terms and Conditions For Participation in the Program" shall be governed by the laws of the State of New York.

Use of Proceeds

If we issue additional shares of Pfizer Inc. Common Stock to purchasers under the Program, we will use the proceeds from the sale of such shares for general corporate purposes. We may temporarily invest funds that are not immediately needed for these purposes in marketable securities. If shares are purchased by the Administrator in the open market, we will not receive any proceeds.

Legal Matters

Margaret M. Foran, our Vice President-Corporate Governance and Secretary, will pass upon the validity of the Common Stock. Ms. Foran beneficially owns Common Stock and holds options to purchase additional shares of Common Stock.

Experts

The consolidated financial statements of Pfizer Inc. and Subsidiary Companies as of December 31, 2004 and 2003, and for each of the years in the three-year period ended December 31, 2004, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Disclosure Notice: Forward Looking Information

This prospectus contains or incorporates statements about the Company's financial results and estimates, business prospects and products in research that involve substantial risks and uncertainties. You can identify these statements by the fact that they use words such as "will" "anticipate," "estimate," "expect," "project," "intend," "plan" "believe," and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Among the factors that could cause actual results to differ materially are the following: the success of research and development activities; decisions by regulatory authorities regarding whether and when to approve our drug applications as well as their decisions regarding labeling and other matters that could affect the commercial potential of our products; final actions relating to Celebrex and/or Bextra that may be taken by the FDA and/or the European Medicines Evaluation Agency in connection with their respective reviews of the benefits and risks of COX-2 specific inhibitor medicines and related agents; the speed with which regulatory authorizations, pricing approvals and product launches may be achieved; competitive developments affecting our current growth products; the ability to successfully market both new and existing products domestically and internationally; difficulties or delays in manufacturing; trade buying patterns; the ability to meet generic and branded competition after the loss of patent protection for our products; trends toward managed care and health care cost containment; possible U.S. legislation or regulatory action affecting, among other things, pharmaceutical pricing and reimbursement, including under Medicaid and Medicare; the importation of prescription drugs that are marketed outside the U.S. and sold at prices that are regulated by governments of various foreign countries and the involuntary approval of prescription medicines for over-the-counter use; the potential impact of the Medicare Prescription Drug, Improvement and Modernization Act of 2003; legislation or regulations in markets outside the U.S. affecting product pricing, reimbursement or access; contingencies related to actual or alleged environmental contamination; claims and concerns that may arise regarding the safety or efficacy of in-line products and product candidates; legal defense costs, insurance expenses, settlement costs and the risk of an adverse decision or settlement related to product liability, patent protection, governmental investigations, ongoing efforts to explore various means for resolving asbestos litigation and other legal proceedings; the Company's ability to protect its patents and other intellectual property both domestically and internationally; interest rate and foreign currency exchange rate fluctuations; governmental laws and regulations affecting domestic and foreign operations, including tax obligations; changes in generally accepted accounting principles; any changes in business, political and economic conditions due to the threat of future terrorist activity in the U. S. and other parts of the world, and related U. S. military action overseas; growth in costs and expenses; changes in our product mix; and the impact of acquisitions, divestitures, restructurings, product withdrawals and other unusual items, including our ability to integrate and to obtain the anticipated results and synergies from our acquisition of Pharmacia. A further list and description of these risks, uncertainties and other matters can be found in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2004, and in its periodic reports on Forms 10-Q and 8-K.

PFIZER INC. SHAREHOLDER INVESTMENT PROGRAM
AUTHORIZATION FORM

(A) SHAREHOLDER INVESTMENT PROGRAM AUTHORIZATION
I have read the prospectus describing the Pfizer Inc. Shareholder Investment Program. I would like to participate in the Program, and I will follow the terms and conditions of the Program. I appoint EquiServe Trust Company, N.A. together with EquiServe, Inc. as my agent to apply my dividends and any cash investment to the purchase of shares of Pfizer stock, and to sell my shares in accordance with the Program. I understand that, unless waived by Pfizer, I will be charged a fee of $15 plus a per share brokerage commission for each sale of shares. I will be charged an insufficient funds fee for each check, electronic funds transfer, or other investment that is rejected for insufficient funds. I authorize Pfizer or its agent to deduct any of the above-described charges from my Program account.
PLEASE PRINT
Name(s): _____________________________ Social Security Number __ __ __ - __ __ - __ __ __ __
____________________________________  Daytime Telephone Number ______________________
Address: __________________________________________________________________________
                       Street                City      State     Zip Code

(B) DIVIDEND REINVESTMENT
Please check only one box below.
If you do not check a box, Box 1 for Full Dividend Reinvestment will be applied automatically.
o 1. Full Dividend Reinvestment - Please reinvest dividends on all the shares of Pfizer Common Stock that I own in my name.
o 2. Partial Dividend Reinvestment - Please send me cash dividends on _____________ shares of Pfizer Common Stock that I own in my name.

(C) DIRECT PURCHASE (Complete if you are not yet a Pfizer shareholder)
Enclosed is my check in the amount of $_____________, made payable to "EquiServe-Pfizer Inc."
(Amount must be at least $500 and no more than $120,000.)
Please invest this amount in Pfizer stock for me, and credit my Program account with the stock purchased.

(D) OPTIONAL CASH INVESTMENT (Complete only if you are already a Pfizer shareholder and wish to make an initial cash investment)
Enclosed is my check in the amount of $______________, made payable to "EquiServe-Pfizer Inc."
(Amount must be at least $50 and no more than $120,000.)
Please invest this amount in Pfizer stock for me, and credit my Program account with the stock purchased.

(E) AUTOMATIC MONTHLY DEBIT AUTHORIZATION (See sample check on back of this form)
This authorization is OPTIONAL. Debits will take place on approximately the 15th day of every month.
Please include a voided check and allow four to six weeks for this authorization to take effect.
I authorize EquiServe, or a successor Administrator, to make monthly electronic transfers from my account at a U.S. bank or financial institution in the amount I have indicated below, and to use these funds to buy shares of Pfizer stock which will be credited to my Program account.
Please deduct $__________ from my bank account each month for investment in Pfizer stock.
(Amount must be at least $50 but no more than $10,000). Total annual investment cannot exceed $120,000.
Name of Bank: ________________________________________________ Branch: ____________________________________________
Address: ________________________________________________________________________________________________________
                       Street                City       State        Zip Code
Bank Account Name _______________________________________________________________________________________________
Bank Account Number _____________________________________________ Nine-Digit ABA Number _____________________________
My authorization will continue unless I send written or e-mail notice that I wish to cancel, or the Administrator sends written notice that any of the above services have been ended.
(F) Signature(s) ________________________________________________________________________ Date: ______________________

           Pfizer Inc.                                        [Pfizer Logo}
c/o EquiServe Trust Company, N.A.
(800) PFE-9393                            P.O. Box 43081                                www.equiserve.com
     Providence, RI 02940-3081

THIS SAMPLE CHECK IS TO HELP YOU
IN COMPLETING YOUR AUTOMATIC MONTHLY DEBIT
AUTHORIZATION (SECTION E)

[Pfizer Logo]

Pfizer Shareholder Investment Program

1-800-PFE-9393

EquiServe web site: www.equiserve.com

EquiServe e-mail: equiserve@equiserve.com

Pfizer web site: www.pfizer.com

Pfizer Inc.
c/o EquiServe Trust Company, N.A.
P. O. Box 43081
Providence, RI 02940-3081

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

SEC registration fee	$ 35,286.46
Cost of Printing	$ 29,820.00
Accounting fees	$ 30,000.00
NYSE listing (reserve) fee	$ 2,500.00
Total	$ 97,606.46

Item 15. Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of Delaware permits a corporation to indemnify any person who is or has been a director, officer, employee or agent of the corporation or who is or has been serving as director, officer, employee or agent of another corporation, organization or enterprise at the request of the corporation, against all liability and expenses (including, but not limited to, attorneys' fees and disbursements and amounts paid in settlement or in satisfaction of judgments or as fines or penalties) incurred or paid in connection with any claim, action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise, in which he/she may be involved by reason of the fact that he/she served or is serving in these capacities, if he/she acted in good faith and in a manner he/she reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, had no cause to believe his/her conduct was unlawful. In the case of a claim, action, suit or proceeding made or brought by or in the right of the corporation to procure a recovery or judgment in its favor, the corporation shall not indemnify such person in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the corporation for negligence or misconduct in the performance of his/her duty to the corporation, except for such expenses as the court may allow. Any such person who has been wholly successful on the merits or otherwise with respect to any such claim, action, suit or proceeding or with respect to any claim, issue or matter therein, shall be indemnified as of right against all expenses in connection therewith or resulting therefrom.

Pursuant to Article V, Section 1 of our By-Laws, we will indemnify directors and officers to the fullest extent permitted by applicable law as it presently exists or is amended. We are insured against actions taken under our By-Laws and the directors and officers are insured directly at our expense against such liabilities for which indemnification is not made. We have entered into agreements with our directors and certain of our officers requiring us to indemnify such persons to the fullest extent permitted by our By-Laws.

ITEM 16. Exhibits

EXHIBIT        DESCRIPTION OF DOCUMENT
NUMBER

3(1)  -- Our Restated Certificate of Incorporation is incorporated by reference from our 10-Q report for the period ended March 28, 2004.

3(2)  -- Our By-Laws, as amended February 24, 2005, are incorporated by reference from our 10-K report for the fiscal year ended December 31, 2004.

   5   -- Opinion and Consent of Margaret M. Foran, Esq., Vice President-Corporate Governance and Secretary.

23    -- Consent of KPMG LLP, independent auditors.

24    -- Power of Attorney (included as part of the signature page hereto).

ITEM 17. Undertakings

The undersigned registrant undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment of this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii) To include any material information relating to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1) (i) and (1) (ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Under the requirements of the Securities Act of 1933, the Registrant has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has caused this Registration Statement to be signed on its behalf by the authorized signer in The City of New York, State of New York, on the 1st day of March, 2005.

PFIZER INC.
By      /s/ Henry A. McKinnell
          HENRY A. MCKINNELL
Chairman of the Board, Chief Executive Officer and Director
(Principal Executive Officer)

Each person whose signature appears below hereby constitutes and appoints Margaret M. Foran, and Jeffrey B. Kindler and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and supplements to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURE                                                    TITLE                                                                               DATE

/s/ Henry A. McKinnell
(Henry A. McKinnell)                           Chairman of the Board, Chief Executive Officer and Director
                                                            (Principal Executive Officer)                                                          March 1, 2005

/s/ David L. Shedlarz
(David L. Shedlarz)                               Executive Vice President and
                                                            Chief Financial Officer
                                                            (Principal Financial Officer)                                                           March 1, 2005

/s/ Loretta V. Cangialosi
(Loretta V. Cangialosi)                         Vice President - Controller
                                                            (Principal Accounting Officer)                                                       March 1, 2005

/s/ Michael S. Brown
(Michael S. Brown)                              Director                                                                                        March 1, 2005

/s/ M. Anthony Burns
(M. Anthony Burns)                              Director                                                                                       March 1, 2005

/s/ Robert N. Burt
(Robert N. Burt)                                   Director                                                                                       March 1, 2005

/s/ W. Don Cornwell
(W. Don Cornwell)                               Director                                                                                       March 1, 2005

/s/ William H. Gray, III
(William H. Gray, III)                            Director                                                                                        March 1, 2005

/s/ Constance J. Horner
(Constance J. Horner)                           Director                                                                                        March 1, 2005

/s/ William R. Howell
(William R. Howell)                               Director                                                                                       March 1, 2005

/s/ Stanley O. Ikenberry
(Stanley O. Ikenberry)                           Director                                                                                       March 1, 2005

/s/ George A. Lorch
(George A. Lorch)                                 Director                                                                                       March 1, 2005

/s/ Dana G. Mead
(Dana G. Mead)                                    Director                                                                                       March 1, 2005

/s/ Franklin D. Raines
(Franklin D. Raines)                               Director                                                                                       March 1, 2005

/s/ Ruth J. Simmons
(Ruth J. Simmons)                                 Director                                                                                        March 1, 2005

/s/ William C. Steere, Jr.
(William C. Steere, Jr.)                          Director                                                                                        March 1, 2005

/s/ Jean-Paul Vallès
(Jean-Paul Vallès)                                 Director                                                                                        March 1, 2005

EXHIBIT INDEX

EXHIBIT

3(1)  -- Our Restated Certificate of Incorporation is incorporated by reference from our 10-Q report for the period ended March 28, 2004.

3(2)  -- Our By-Laws, as amended February 24, 2005, are incorporated by reference from our 10-K report for the fiscal year ended December 31, 2004.

   5   -- Opinion and Consent of Margaret M. Foran, Esq., Vice President-Corporate Governance and Secretary.

23    -- Consent of KPMG LLP, independent auditors.

24    -- Power of Attorney (included as part of the signature page hereto).